INDEPENDENT AUDITORS' CONSENT



Plan Administrator
Covenant Transport, Inc. 401(k) and Profit Sharing Plan


We consent to incorporation by reference in registration statements on form S-8 (Nos. 333-2654, 33-88686, 333-67559, 333-37356, 333-50174, and 333-88486)
of Covenant Transport, Inc. of our report dated June 21, 2002, relating to the statement of net assets available for plan benefits of Covenant Transport, Inc. 401(k) and Profit Sharing Plans of December 29, 2001 and the related statement of changes in net assets available for plan benefits for the year then ended, and the related schedule, which report appears in the Form 11-K of Covenant Transport Inc.



/s/  KPMG LLP

Atlanta, Georgia
June 27, 2002